Exhibit 5.1

LAW OFFICES
Silver,  Freedman  &  Taff,  L.L.P.
A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

3299 K STREET, N.W., SUITE 100
WASHINGTON, D.C. 20007
PHONE: (202) 295-4500
FAX: (202) 337-5502
WWW.SFTLAW.COM

September 14, 2009

Board of Directors
MB Financial, Inc.
800 West Madison Street
Chicago, Illinois 60607

Members of the Board:

We have acted as special counsel to MB Financial, Inc. a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to an aggregate 12,578,125 shares of the Company’s common stock, par value $0.01per share (the “Shares”) (including up to 1,640,625 shares that may be issued upon exercise of the Underwriters’ (as defined below) option to purchase additional Shares to cover over-allotments, if any) pursuant to the terms of the Underwriting Agreement (the “Underwriting Agreement”), dated  September 14, 2009, by and between the Company and J.P. Morgan Securities Inc., as representative of the Underwriters named in Schedule 1 thereto (collectively, the “Underwriters”). The Shares are being offered and sold under a registration statement on Form S-3 under the Securities Act filed with the Securities and Exchange Commission (the “Commission”) on December 19, 2008 (File No. 333-156332) (the “Registration Statement”), including a base prospectus dated December 19, 2008 (the “Base Prospectus”), and a prospectus supplement dated September 14, 2009 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).

In connection with our opinion, we have examined originals, or copies, certified or otherwise identified to our satisfaction, of the Underwriting Agreement, the Registration Statement, the Prospectus, the Company’s charter and bylaws, resolutions of the Company’s Board of Directors and committees thereof and such other documents and corporate records as we have deemed appropriate for the purpose of rendering this opinion.   We have assumed without investigation the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic and complete original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity, accuracy and completeness of the originals of such copies.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

We are licensed to practice law in the State of Maryland and in rendering the opinion set forth herein, we express no opinion as to the laws of any jurisdiction other than the laws of the State of Maryland, as currently in effect. This opinion is limited to the facts bearing on this opinion as they exist on the date of this letter. We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on September 16, 2009 and the Registration Statement, and to the reference to our name under the heading “Legal Matters” in the Prospectus. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

By:	/s/ SILVER, FREEDMAN & TAFF, L.L.P.
SILVER, FREEDMAN & TAFF, L.L.P.